EXHIBIT A 10.89
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           CENTRAL VERMONT PUBLIC SERVICE CORPORATION
                  MANAGEMENT INCENTIVE PLAN

                Adopted As Of January 1, 1999


I.     PURPOSE

The Company's executive officers participate in the Company's annual Management Incentive Plan (the "MIP"). The purpose of the MIP is to focus the efforts of the executive team on the achievement of challenging and demanding corporate objectives. When corporate performance attains the specified annual performance objectives, an award is granted. This incentive plan, in conjunction with competitive salaries and long-term incentives, provides a level of compensation which rewards the skills and efforts of the executives commensurate with market comparisons.

II.     ADMINISTRATION

The MIP will be administered by the Compensation Committee of the Board of Directors (the "Committee"). All Committee actions will be subject to review and approval by the full Board of Directors
(the "Board").

At the beginning of each year ("Plan Year"), the Committee will submit to the Board its recommendations for that Plan Year as to
(i) the MIP's Corporate Performance Goals, and (ii) the eligible participants. After the end of each Plan Year, the Committee will report to the Board with respect to achievement of the approved Corporate Performance Goals and individual performance measures for that Plan Year, and will submit to the Board its recommendations as to the appropriate award payment levels for each eligible participant. Recommendations of the Committee, with such modifications as may be made by the Board, will be binding on all participants in the MIP.

III.     THE PLAN

Performance measures must be met in the following areas to receive an award. Each measure is equally weighted, representing one-third of the potential payout.

Consolidated earnings per share. Consolidated earnings per share measures the overall financial performance of the company.

Customer satisfaction. Measures (1) the overall degree of satisfaction by all customers and (2) the level of satisfaction with specific service by customers who have had a recent service interaction. The measurement is conducted by an external firm.

Individual performance. Performance is measured vs. objectives for the year for each Executive Officer based on advice and recommendation from the Chief Executive Officer. The Committee and Board evaluate the Chief Executive Officer's performance vs. his objectives.

The total award if the maximum payout on all three of these measures were to be met, would represent 35% of base salary for the Chief Executive Officer; 25% of base salary for the Senior Vice Presidents and Vice President and General Manager for Business Development; 20% for other Vice Presidents and Assistant Vice Presidents. If the targeted level of EPS is exceeded, the total award is increased by 10%.

IV.     AWARDS

Any annual incentive award will consist of cash (50%) and Central Vermont Public Service Corporation stock (50%) which will have a three year vesting restriction. The restricted stock portion has an additional 25% premium. Applicable dividends will be paid on awarded restricted stock prior to vesting.

V.     AMENDMENTS

The Board reserves the right to amend, modify or terminate the MIP at any time.